Callaway Golf Company Announces A 22% Increase In Sales And A 30% Increase In Earnings For The First Quarter Of 2014; Reiterates Financial Guidance

-  2014 first quarter sales increased 22% to $352 million, compared to $288 million in 2013.

-  2014 first quarter income from operations increased 54% to $62 million, compared to $40 million in 2013.

-  2014 first quarter earnings per share increased 30% to $0.61, compared to $0.47 in 2013.

-  Callaway reiterates full year 2014 earnings guidance, estimating sales of $880 million to $900 million and fully diluted earnings per share of $0.12 to $0.16.

CARLSBAD, Calif., April 23, 2014 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its first quarter 2014 financial results, including a 22% increase in sales driven by double digit growth in woods (+33%), irons (+29%), and golf balls (+24%). Additionally, income from operations increased 54% to $62 million and fully diluted earnings per share increased 30% to $0.61, both driven by the increased sales and improvements in gross margins of 160 basis points, which more than offset an increase of $13 million in operating expenses and a $9 million decrease in other income. The 2014 results benefitted from a $4 million decrease in pre-tax charges related to the cost reduction initiatives that were completed in 2013. The Company was able to achieve these significantly improved financial results despite adverse changes in foreign currency rates, which negatively impacted 2014 sales by $6 million, a $9 million dollar decrease in other income/expense resulting primarily from adverse changes in foreign currency contract values, and a $4 million increase in stock compensation expense as a result of increases in the Company's stock price.

GAAP RESULTS

For the first quarter of 2014, the Company reported the following results, as compared to the same period in 2013:

Dollars in millions except per share amounts	First Quarter 2014	% of Sales	First Quarter 2013	% of Sales	Improvement/ (Decline)
Net Sales	$352	-	$288	-	$64
Gross Profit	$165	47%	$130	45%	$35
Operating Expenses	$103	29%	$90	31%	($13)
Operating Income	$62	18%	$40	14%	$22
Pre-Tax Income	$57	16%	$44	15%	$13
Income Tax Provision	$1	-	$2	1%	$1
Net Income	$55	16%	$42	15%	$13
Earnings per share (Diluted)	$0.61	-	$0.47	-	$0.14

The Company's net sales for the first quarter of 2014 increased to $352 million or up 22%, as compared to $288 million for the same period in 2013. The strength of the Company's 2014 product line more than offset the negative impact of foreign currency movements. As compared to 2013, the Company's first quarter 2014 net sales were negatively impacted by $6 million due to adverse changes in foreign currency exchange rates.

In addition to the increase in sales, gross margins improved 160 basis points compared to last year due to improved pricing and sales mix, the completion of the cost-reduction initiatives in 2013, and productivity improvements resulting from several initiatives implemented last year, all of which more than offset the negative impact of foreign currency exchange rates and increased product costs associated with additional technology in several new products.

Operating expenses increased $13 million due to increases in marketing support for new products launched during the quarter, an increase in stock compensation expense associated with a 54% increase in the stock price compared to March 31, 2013, and planned incremental tour investment.

Other income/expense decreased by $9 million to other expense of $5 million in the first quarter of 2014 compared to other income of $4 million in the first quarter of 2013. This decrease is primarily attributable to changes in foreign currency contract valuations. These contracts, which are used to hedge the Company's exposure to changes in foreign currency exchange rates, are required to be marked to market at the end of each quarter and changes in the contract values are reported in other income/expense. The Company recorded contract valuation losses of $3 million in the first quarter of 2014 compared to $8 million of contract valuation gains in the first quarter of 2013.

As a result of the increase in net sales and improved gross margins, which more than offset the increase in operating expenses and foreign currency contract losses, earnings per share for the first quarter of 2014 increased 30% to $0.61 compared to $0.47 in 2013.

"We are pleased with our results for the first quarter," commented Chip Brewer, President and Chief Executive Officer. "These results reflect our continued brand momentum and the success of the first stage of our multi-year turnaround plan. In particular, our renewed focus on more consumer-oriented products has resulted in double digit sales increases in our woods, irons and golf ball product categories, resulting in a 22% increase in net sales for the quarter and market share gains in each of our key markets around the world."

"As evidenced by our recent results, we are now clearly seeing the benefits of the many changes we have made at the Company as part of our turnaround plan," continued Mr. Brewer. "We believe that our turnaround plan is firmly on track and that we are laying the proper foundation for a sustained recovery over the long-term. With that said, in the short term, we are anticipating very challenging market conditions for the second quarter and possibly the balance of the year. The golf market has been slow to open in many regions where we conduct business, including our largest region, the United States, which continues to have unfavorable weather in many parts of the country. In addition, overall retail inventory levels are high and we anticipate a heavy promotional environment while the industry works through the excess inventory. We are maintaining our full year guidance, but if the golf market does not open shortly or the promotional activity is heavier than we anticipate, we would expect to be at the low end of our earnings guidance."

Business Outlook for 2014

Second Quarter

The Company has reported that it expects challenging market conditions in the second quarter because of a late start to the 2014 golf season as well as high retail inventory levels and anticipated promotional activity. Due to these conditions, as well as the successful retail sell-in during the first quarter, the Company estimates for the second quarter of 2014 (compared to the second quarter of 2013) that its sales will be flat to down 5% percent and that its earnings per share will be breakeven to slightly profitable.

Full Year

The Company is maintaining its financial guidance for the full year 2014, but notes that if the golf market does not open shortly or if promotional activity is heavier than anticipated the Company would expect to be at the low end of the earnings guidance. The guidance previously provided is as follows:

  Net sales for the full year 2014 are estimated to range from $880 to $900 million, compared to $843 million in 2013. The Company believes this growth rate will exceed the overall market and be driven by brand momentum and market share gains.
  Gross margins are estimated to improve to approximately 41.7%, compared to 37.3% in 2013. This improvement is expected to result from the positive full year impact of the many supply chain initiatives implemented as part of the turnaround strategy as well as an estimated improved mix of full price product sales. Heavier than anticipated promotional activity in the marketplace could cause gross margins to be less than 41.7%.
  Operating expenses are estimated to be approximately $345 million, compared to $326 million in 2013. The increase in operating expenses is due to a planned increase in investments in tour and marketing, higher variable sales related expenses, and modest cost of living increases.
  Pre-tax income is estimated to range from $15 to $19 million, with a corresponding tax provision of approximately $6.5 million. Pre-tax income in 2013 was a loss of $13.3 million with a corresponding tax provision of $5.6 million.
  Fully diluted earnings per share is estimated to range from $0.12 to $0.16 per share on a base of 78.0 million shares, compared to a 2013 loss per share of $0.31 on 72.8 million shares. If the Company is successful in achieving these results, it would be the Company's first net profit since 2008 and would represent a significant milestone in the Company's turnaround story.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, April 30, 2014. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's net sales or projected net sales on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period net sales as compared to the applicable comparable prior period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable prior period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Excluded Items. The Company presented certain of the Company's financial results excluding sales related to the Top-Flite and Ben Hogan brands or the products that were transitioned to a third party model, including apparel and footwear in certain regions.

Adjusted EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses, and impairment charges ("Adjusted EBITDA").

In addition, because the Company previously reported its 2013 results on a GAAP and Non-GAAP basis, the Company has included in the schedules to this release a reconciliation of such information for 2013. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2014 second quarter or full year sales, sales growth, gross margins, operating expenses, pre-tax income, and earnings per share, as well as the Company's recovery, the creation of shareholder value, future market share gains, market conditions, improved financial performance and the level of promotional activity in the marketplace, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions, future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2013 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Brad Holiday
Patrick Burke
(760) 931-1771

Logo - http://photos.prnewswire.com/prnh/20091203/CGLOGO

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 23,557	$ 36,793
Accounts receivable, net	289,222	92,203
Inventories	246,197	263,492
Other current assets	29,671	29,115
Total current assets	588,647	421,603

Property, plant and equipment, net	68,735	71,341
Intangible assets, net	118,030	118,113
Other assets	52,117	52,806
Total assets	$ 827,529	$ 663,863

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 153,600	$ 157,120
Asset-based credit facility	140,587	25,660
Accrued employee compensation and benefits	29,633	31,585
Accrued warranty expense	7,945	6,406
Income tax liability	3,639	5,425
Total current liabilities	335,404	226,196

Long-term liabilities	150,036	153,048
Shareholders' equity	342,089	284,619
Total liabilities and shareholders' equity	$ 827,529	$ 663,863

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2014	2013

Net sales	$351,874	$ 287,756
Cost of sales	186,977	157,320
Gross profit	164,897	130,436
Operating expenses:
Selling	77,311	68,308
General and administrative	17,996	14,587
Research and development	7,913	7,413
Total operating expenses	103,220	90,308
Income from operations	61,677	40,128
Other (expense) income, net	(4,891)	4,001
Income before income taxes	56,786	44,129
Income tax provision	1,474	2,469
Net income	55,312	41,660
Dividends on convertible preferred stock	-	783
Net income allocable to common shareholders	$ 55,312	$ 40,877

Earnings per common share:
Basic	$0.71	$0.58
Diluted	$0.61	$0.47
Weighted-average common shares outstanding:
Basic	77,370	71,060
Diluted	93,172	92,197

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$ 55,312	$ 41,660
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,697	6,956
Deferred taxes, net	14	332
Non-cash share-based compensation	1,163	757
Gain on disposal of long-lived assets	(282)	(247)
Discount amortization on convertible notes	182	169
Changes in assets and liabilities	(186,884)	(150,187)
Net cash used in operating activities	(124,798)	(100,560)

Cash flows from investing activities:
Capital expenditures	(4,048)	(3,145)
Proceeds from sale of property, plant and equipment	44	3,651
Net cash (used in) provided by investing activities	(4,004)	506

Cash flows from financing activities:
Proceeds from credit facilities, net	114,927	79,489
Exercise of stock options	1,591	-
Equity issuance cost	5	-
Dividends paid, net	(774)	(1,495)
Net cash provided by financing activities	115,749	77,994

Effect of exchange rate changes on cash	(183)	(1,871)
Net decrease in cash and cash equivalents	(13,236)	(23,931)
Cash and cash equivalents at beginning of period	36,793	52,003
Cash and cash equivalents at end of period	$ 23,557	$ 28,072

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended
	March 31,		Growth/(Decline)
	2014	2013	Dollars	Percent
Net sales:
Woods	$ 129,714	$ 97,866	$ 31,848	33%
Irons	73,246	56,646	16,600	29%
Putters	31,835	32,127	(292)	-1%
Accessories and other	64,369	58,731	5,638	10%
Golf balls	52,710	42,386	10,324	24%
	$ 351,874	$ 287,756	$ 64,118	22%

	Net Sales by Region
	Quarter Ended March 31,		Growth		Constant Currency Growth vs. 2013(1)	Constant Currency Excluding Businesses Sold or Transitioned Growth vs. 2013 (2)
	2014	2013	Dollars	Percent	Percent	Percent
Net sales:
United States	$ 184,691	$ 159,782	$ 24,909	16%	16%	16%
Europe	51,173	38,296	12,877	34%	25%	30%
Japan	60,001	44,126	15,875	36%	51%	51%
Rest of Asia	26,997	20,098	6,899	34%	34%	36%
Other foreign countries	29,012	25,454	3,558	14%	26%	26%
	$ 351,874	$ 287,756	$ 64,118	22%	25%	26%

(1)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S.
(2)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S. and excludes sales related to businesses sold or licensed.

	Operating Segment Information
	Quarter Ended March 31,		Growth/(Decline)
	2014	2013 (1)	Dollars	Percent
Net sales:
Golf clubs	$ 299,164	$ 245,369	$ 53,795	22%
Golf balls	52,710	42,387	10,323	24%
	$ 351,874	$ 287,756	$ 64,118	22%

Income before income taxes:
Golf clubs (2)	$ 62,737	$ 44,757	$ 17,980	40%
Golf balls (2)	11,729	5,417	6,312	117%
Reconciling items (3)	(17,680)	(6,045)	(11,635)	-192%
	$ 56,786	$ 44,129	$ 12,657	29%

(1)The prior year amounts have been restated to reflect the company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2)In connection with the 2012 Cost Reduction Initiatives, the Company's golf club and golf ball operating segments absorbed pre-tax charges of $2.7 million and $0.1 million, respectively, during the quarter ended March 31, 2013. There were no costs associated with the 2012 Cost Reduction Initiatives recorded in the quarter ended March 31, 2014.

(3)Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Information and Reconciliation
(In thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation to GAAP Reported Results:
		Quarter Ended March 31,
		2013

		Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment(2)	Total as Reported
Net sales		$ 287,756	$ -	$ -	$ 287,756
Gross profit		132,718	(2,282)	-	130,436
% of sales		46%	1%	n/a	45%
Operating expenses		89,081	1,227	-	90,308
Income (expense) from operations		43,637	(3,509)	-	40,128
Other (expense) income, net		4,001	-	-	4,001
Income (loss) before income taxes		47,638	(3,509)	-	44,129
Income tax provision (benefit)		18,341	(1,351)	(14,521)	2,469
Net income (loss)		29,297	(2,158)	14,521	41,660
Dividends on convertible preferred stock		783	-	-	783
Net income (loss) allocable to common shareholders		$ 28,514	$ (2,158)	$ 14,521	$ 40,877

Diluted loss per share:		$ 0.33	$ (0.02)	$ 0.16	$ 0.47
Weighted-average shares outstanding:		92,197	92,197	92,197	92,197

(1)For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2)Impact of applying statutory tax rate of 38.5% to non-GAAP results.

(3)Includes costs associated with the reorganization of the Company's golf ball manufacturing supply chain, Canada warehouse/office move, workforce reductions and costs related to transitioning to a third party model for the European apparel business.

	2014 Trailing Twelve Month Adjusted EBITDA					2013 Trailing Twelve Month Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2013	2013	2013	2014	Total	2012	2012	2012	2013	Total
Net income (loss)	$ 10,071	$ (21,153)	$ (49,499)	$ 55,312	$ (5,269)	$ 2,799	$ (86,798)	$ (70,749)	$ 41,660	$ (113,088)
Interest expense, net	2,470	1,975	1,963	2,648	9,056	884	1,343	1,919	2,157	6,303
Income tax provision	1,435	1,037	658	1,474	4,604	2,196	750	2,246	2,469	7,661
Depreciation and amortization expense	6,472	6,265	5,850	5,697	24,284	9,489	8,342	7,835	6,956	32,622
Impairment charges	-	-	-	-	-	-	17,056	4,877	-	21,933
Adjusted EBITDA	$ 20,448	$ (11,876)	$ (41,028)	$ 65,131	$ 32,675	$ 15,368	$ (59,307)	$ (53,872)	$ 53,242	$ (44,569)